Earnings Release

Contact: Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC
Reports Fiscal 2011 Third Quarter Results

Parsippany, NJ November 9, 2011 - Pinnacle Foods Finance LLC announced its financial results for the third quarter ended September 25, 2011. Net sales were $575 million, a 6% increase compared to $542 million in last year's third quarter. Net earnings were $13 million compared to a $(12) million loss in the third quarter last year which included $13 million after tax charges related to our refinancing. For the first nine months of 2011, net sales were $1.78 billion, a 0.5% increase compared to $1.77 billion in last year's first nine months. Net earnings were $41 million compared to $6 million in the first nine months last year.

Pinnacle's Chief Executive Officer, Bob Gamgort said, “Our increased investment in consumer marketing and innovation delivered strong sales growth in the quarter. Further, we began to realize the benefits of retail pricing actions previously implemented and have made sequential improvement in our year on year gross margin comparisons."

Third Quarter 2011
Net sales were $575 million in the third quarter of 2011 compared to $542 million in last year's third quarter, a 6% increase. Net sales in our North American retail businesses increased 7%, excluding the impact of the exited Birds Eye® Steamfresh® meals and U. S. Swanson® meals businesses. We experienced strong growth in Birds Eye® Voila!® complete bagged meals, Birds Eye® Steamfresh® vegetables, Hungryman® frozen dinners, Armour® canned meats and Nalley® chili. During the quarter, we introduced several innovative new products, including Birds Eye® Steamfresh® Chef's Favorites® restaurant style vegetable blends, Vlasic® Reduced Sodium pickles, Vlasic® Farmers Garden® refrigerated pickles and Log Cabin® all natural pancake mix.

Earnings before interest and taxes (EBIT) were $65 million in the third quarter of 2011, compared to $54 million a year ago. EBIT was positively impacted by higher sales volumes, pricing actions and productivity improvements, partially offset by the incremental advertising investment and higher input costs. Consolidated EBITDA, as defined in our borrowing agreements, was $93 million in the third quarter of 2011 compared to $90 million in the third quarter of 2010. Consolidated EBITDA is defined below under “Non-GAAP Financial Matters”.

Earnings were positively impacted by lower interest expense, the result of last year's refinancing related charges.
This year's quarterly tax rate was 3%, due to two discrete items. Excluding these items, the tax rate would be approximately 38.5%.

First Nine Months 2011
Net sales were $1.78 billion in the first nine months of 2011 compared to $1.77 billion in last year's first nine months, a 0.5% increase. Net sales in our North American retail businesses increased 2%, excluding the impact of the exited Birds Eye® Steamfresh® meals and U. S. Swanson® meals businesses. We experienced strong growth in Birds Eye® Voila!® complete bagged meals, Birds Eye® Steamfresh® vegetables, Van de Kamp's® and Mrs. Paul's® frozen seafood, Log Cabin® syrups, Armour® canned meat and Nalley® chili. Contributing to the year to date sales increase were the launches of our innovative new products. In addition to the third quarter launches noted above, we introduced in our first half Birds Eye® Voila!® Family Size complete bagged meals, Birds Eye® Steamfresh® Family Size vegetables, Hungry-Man® frozen dinner Pub Favorites, Van de Kamp's® and Mrs. Paul's® 90 calories fish fillets and Aunt Jemima® Oatmeal pancakes, as well as a complete line of Swanson® Skillet meals in Canada.

Earnings before interest and taxes (EBIT) were $209 million in the first nine months of 2011, compared to $187 million a year ago. The EBIT reflects the net sales increase, higher commodity costs, offset by improved productivity and pricing, as well as the write up to fair value of inventories of $37 million in 2010 associated with the Birds Eye Foods, Inc. acquisition. Consolidated EBITDA, as defined in our borrowing agreements, was $301 million in the first nine months of 2011 compared to $333 million in the first nine months of 2010, as detailed below.

Nine month earnings were positively impacted by lower interest expense, as mentioned above. This year's tax rate was 24.3%. Net cash provided by operating activities in the first nine months of 2011 was negatively impacted by the required pre-build of inventories associated with our previously announced plant closings.

Conference Call Information
We will hold a conference call on Thursday, November 10, 2011 at 2:00PM (ET) to discuss results for the quarter ended September 25, 2011.

To access the call, you can dial (866) 244-4518 and reference conference name: Pinnacle Foods Q3 Earnings Call. A replay of the call will be available beginning November 10, 2011 at 5:30 PM (ET) until November 25, 2011 by dialing 1-888-266-2081 and referencing Access Code 1557227.

About Pinnacle Foods Finance LLC
Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs more than 4,300 people in North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish, Mrs. Butterworth's® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steam fresh®, C&W®, McKenzie's®, and Fresh like® vegetables, Birds Eye Voila!® meals, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrees, Van de Kamp's® and Mrs. Paul's® seafood, Lender's® bagels and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian™ Kettle Style Potato Chips, Snyder of Berlin® and Husman's® in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters
Pinnacle believes that the presentation of Consolidated EBITDA provides investors with useful information, as it is important in measuring covenant compliance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Consolidated EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Consolidated EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Consolidated EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net earnings to EBITDA and Consolidated EBITDA for the nine month periods ended September 25, 2011 and September 26, 2010 and the fiscal year ended December 26, 2010. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes, 9.25% Senior Notes and Senior Subordinated Notes.

(thousands of dollars)

	Nine months ended	Nine months ended	Fiscal Year Ended
	September 25, 2011	September 26, 2010	December 26, 2010
Net earnings	$40,610	$5,937	$22,037
Interest expense, net	155,385	182,536	235,716
Income tax expense (benefit)	13,007	(1,746)	7,399
Depreciation and amortization expense	65,065	58,213	78,049
EBITDA (unaudited)	$274,067	$244,940	$343,201
Non-cash items (a)	6,291	38,256	71,500
Non-recurring items (b)	17,130	23,656	27,489
Other adjustment items (c)	3,146	6,268	7,580
Subtotal	300,634	313,120	449,770
Net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies (d)	—	20,114	25,000
Consolidated EBITDA (unaudited)	$300,634	$333,234	$474,770
Last twelve months Consolidated EBITDA (unaudited)	$442,170

(a)	Non-cash items are comprised of the following:

	Nine months ended	Nine months ended	Fiscal Year Ended
	September 25, 2011	September 26, 2010	December 26, 2010
Non-cash equity-related compensation charges	$900	$612	$4,727
Unrealized mark-to-market losses resulting from hedging activities	4,105	868	697
Impairment charges (1)	1,286	—	29,000
Effects of adjustments related to the application of purchase accounting: - the write-up to fair market value of inventories acquired as a result of the Birds Eye Foods Acquisition	—	36,776	37,076
Total non-cash items	$6,291	$38,256	$71,500
_________________

(1)	For fiscal 2010 represents an impairment for the Hungry-Man tradename. For the nine months ended September 25, 2011 represents a plant asset impairment on the Tacoma, WA facility.

(thousands of dollars)

(b)	Non-recurring items are comprised of the following:

	Nine months ended	Nine months ended	Fiscal Year Ended
	September 25, 2011	September 26, 2010	December 26, 2010
Expenses in connection with an acquisition or other non-recurring merger costs	$9,039	$437	$923
Restructuring charges, integration costs and other business optimization expenses	7,119	22,125	25,472
Employee severance and recruiting	972	1,094	1,094
Total non-recurring items	$17,130	$23,656	$27,489

(c)	Other adjustment items are comprised of the following:

	Nine months ended	Nine months ended	Fiscal Year Ended
	September 25, 2011	September 26, 2010	December 26, 2010
Management, monitoring, consulting and advisory fees paid to Blackstone	$3,422	$3,430	$4,555
Variable product contribution on Birds Eye Steamfresh complete bagged meals no longer being offered for sale	—	2,838	2,837
Other	(276)	—	188
Total other adjustments	$3,146	$6,268	$7,580

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Nine months ended	Nine months ended	Fiscal Year Ended
	September 25, 2011	September 26, 2010	December 26, 2010
Estimated net cost savings associated with the Birds Eye Foods Acquisition ("synergies") (1)	$—	$20,114	$25,000
Total net cost savings projected to be realized as a result of initiatives taken	$—	$20,114	$25,000
_________________

(1)
Represents the estimated reduction in operating costs that we anticipated would result from the combination of Pinnacle and Birds Eye Foods as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings on raw materials and packaging, and optimizing and rationalizing overlapping warehouse and distribution networks less what has been realized.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands of dollars)

	Three months ended		Nine months ended
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Net sales	$574,746	$541,729	$1,783,081	$1,774,245
Cost of products sold	440,496	418,256	1,353,759	1,353,104
Gross profit	134,250	123,473	429,322	421,141
Operating expenses
Marketing and selling expenses	43,306	39,766	131,764	131,093
Administrative expenses	19,510	23,449	62,640	83,941
Research and development expenses	2,282	1,912	6,343	6,460
Other expense (income), net	3,858	4,111	19,573	12,920
Total operating expenses	68,956	69,238	220,320	234,414
Earnings before interest and taxes	65,294	54,235	209,002	186,727
Interest expense	52,241	74,064	155,624	182,778
Interest income	97	85	239	242
Earnings (loss) before income taxes	13,150	(19,744)	53,617	4,191
Provision (benefit) for income taxes	373	(7,577)	13,007	(1,746)
Net earnings (loss)	$12,777	$(12,167)	$40,610	$5,937

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars)

	September 25, 2011	December 26, 2010
Current assets:
Cash and cash equivalents	$99,377	$115,286
Accounts receivable, net	178,049	145,258
Inventories, net	406,928	329,635
Other current assets	9,340	21,507
Deferred tax assets	34,715	38,288
Total current assets	728,409	649,974
Plant assets, net	484,703	447,068
Tradenames	1,629,813	1,629,812
Other assets, net	181,161	200,367
Goodwill	1,564,395	1,564,395
Total assets	$4,588,481	$4,491,616
Current liabilities:
Short-term borrowings	$434	$1,591
Current portion of long-term obligations	14,165	4,648
Accounts payable	166,430	115,369
Accrued trade marketing expense	39,590	47,274
Accrued liabilities	165,551	142,746
Accrued income taxes	340	193
Total current liabilities	386,510	311,821
Long-term debt (includes $127,698 and $125,698 owed to related parties, respectively)	2,788,197	2,797,307
Pension and other postretirement benefits	65,711	78,606
Other long-term liabilities	20,945	43,010
Deferred tax liabilities	380,621	365,787
Total liabilities	3,641,984	3,596,531
Commitments and contingencies
Shareholder’s equity:
Common stock	—	—
Additional paid-in-capital	697,101	697,267
Retained earnings	287,960	247,350
Accumulated other comprehensive loss	(38,564)	(49,532)
Total shareholder’s equity	946,497	895,085
Total liabilities and shareholder’s equity	$4,588,481	$4,491,616

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Nine months ended
	September 25, 2011	September 26, 2010
Cash flows from operating activities
Net earnings	$40,610	$5,937
Non-cash charges (credits) to net earnings		—
Depreciation and amortization	65,065	58,212
Amortization of discount on term loan	904	1,856
Amortization of debt acquisition costs	7,812	9,424
Write off debt issue and refinancing cost	—	17,281
Amortization of deferred mark-to-market adjustment on terminated swap	1,684	2,565
Plant asset impairment charges	1,286	—
Change in value of financial instruments	3,984	1,212
Stock-based compensation charge	900	614
Postretirement healthcare benefits	84	(57)
Pension expense, net of contributions	(11,313)	(2,473)
Other long-term liabilities	(1,375)	1,528
Other long-term assets	170	50
Deferred income taxes	10,797	(3,801)
Changes in working capital
Accounts receivable	(32,925)	(5,320)
Inventories	(76,919)	1,306
Accrued trade marketing expense	(7,607)	(3,966)
Accounts payable	51,533	34,691
Accrued liabilities	9,386	23,732
Other current assets	4,892	2,692
Accrued income taxes	151	—
Net cash provided by operating activities	69,119	145,483
Cash flows from investing activities
Capital expenditures	(90,832)	(52,397)
Sale of plant assets held for sale	7,900	—
Net cash used in investing activities	(82,932)	(52,397)
Cash flows from financing activities
Proceeds from bond offerings	—	400,000
Proceeds from bank term loan	—	442,300
Repayments of long-term obligations	—	(872,452)
Proceeds from short-term borrowings	845	1,412
Repayments of short-term borrowings	(2,002)	(2,178)
Repayment of capital lease obligations	(1,997)	(2,164)
Change in bank overdrafts	—	(14,304)
Equity contributions	558	561
Repurchases of equity	(1,624)	(954)
Repayment of notes receivable from officers	—	565
Debt acquisition costs	(546)	(13,025)
Other financing	2,730	—
Net cash used in financing activities	(2,036)	(60,239)
Effect of exchange rate changes on cash	(60)	178
Net change in cash and cash equivalents	(15,909)	33,025
Cash and cash equivalents - beginning of period	115,286	73,874
Cash and cash equivalents - end of period	$99,377	$106,899
Supplemental disclosures of cash flow information:
Interest paid	$133,770	$122,380
Interest received	193	242
Income taxes (refunded) paid	(2,365)	6,262
Non-cash investing and financing activities:
New capital leases	1,500	12,222